Exhibit (a)(1)(A)

OFFER TO PURCHASE FOR CASH

Up to 4,825,000 Shares of its Common Stock (including Associated Preferred Share Purchase Rights)

At a Purchase Price Not Greater Than $4.15 Nor Less Than $3.40 Per Share

by

LookSmart, Ltd.

THE TENDER OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON FEBRUARY 13, 2008,

UNLESS LOOKSMART EXTENDS THE TENDER OFFER.

LookSmart, Ltd., a Delaware corporation (“LookSmart,” “we” or “us”), is offering to purchase for cash up to 4,825,000 shares of its common stock, par value $.001 per share (including the associated preferred share purchase rights), upon the terms and subject to the conditions set forth in this document and the related letter of transmittal (which together, as they may be amended and supplemented from time to time, constitute the “tender offer”). On the terms and subject to the conditions of the tender offer, we will determine the single per share price, not greater than $4.15 nor less than $3.40, net to you in cash, without interest, that we will pay for shares properly tendered and not properly withdrawn in the tender offer, taking into account the total number of shares so tendered and the prices specified by the tendering stockholders. We will select the lowest purchase price that will allow us to purchase 4,825,000 shares, or such fewer number of shares as are properly tendered and not properly withdrawn, at a price not greater than $4.15 nor less than $3.40 per share. We will purchase at the purchase price all shares properly tendered at prices at or below the purchase price and not properly withdrawn, on the terms and subject to the conditions of the tender offer, including the odd lot, conditional tender and proration provisions. We reserve the right, in our sole discretion, to purchase more than 4,825,000 shares in the tender offer, subject to applicable law. We will not purchase shares tendered at prices greater than the purchase price and shares that we do not accept for purchase because of proration provisions or conditional tenders. We will return any shares we do not purchase in the tender offer to the tendering stockholders at our expense as promptly as practicable after the expiration of the tender offer. See Section 1.

The tender offer is not conditioned on any minimum number of shares being tendered. The tender offer is, however, subject to other conditions. See Section 7.

IMPORTANT

If you wish to tender all or any part of your shares, you must do one of the following before the tender offer expires: (1)(a) complete and sign the related letter of transmittal according to the instructions in the letter of transmittal and mail or deliver it, together with any required signature guarantee and any other required documents, including your share certificates, to Mellon Investor Services LLC, the depositary for the tender offer, or (b) tender the shares according to the procedure for book-entry transfer described in Section 3, or (2) request a broker, dealer, commercial bank, trust company or other nominee to effect the transaction for you. If your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you should contact that nominee and have the nominee tender your shares for you. If you desire to tender your shares but (1) your share certificates are not immediately available or cannot be delivered to the depositary by the expiration of the tender offer, (2) you cannot comply with the procedure for book-entry transfer by the expiration of the tender offer, or (3) you cannot deliver the other required documents to the depositary by the expiration of the tender offer, you must tender your shares according to the guaranteed delivery procedure described in Section 3.

Our Board of Directors has approved the tender offer. However, none of LookSmart, its Board of Directors, the information agent nor the dealer manager makes any recommendation to you as to whether you should tender or refrain from tendering your shares or as to the price or prices at which you may choose to tender your shares. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender and the price or prices at which to tender your shares. In doing so, you should read carefully the information in this offer to purchase and in the related letter of transmittal, including our reasons for making the tender offer. See Section 2. Our directors and executive officers have advised us that they do not intend to tender any shares in the tender offer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of this transaction or passed upon the merits or fairness of the transaction or passed upon the adequacy or accuracy of the information contained in this offer to purchase. Any representation to the contrary is a criminal offense.

The shares are listed on The NASDAQ Global Market (“Nasdaq”) under the ticker symbol “LOOK”. We publicly announced our intention to commence the tender on December 19, 2007. On December 18, 2007, the last full trading day before we announced our intention to make a tender offer, the reported closing price of our common stock on Nasdaq was $2.78 per share. We urge you to obtain current market quotations for our common stock before deciding whether and at which price or prices to tender your shares. See Section 8.

You may direct questions and requests for assistance to MacKenzie Partners Inc., the information agent for the tender offer, or Craig-Hallum Capital Group LLC, the dealer manager for the tender offer, at their respective address or telephone number set forth on the back cover page of this document. You may also direct requests for additional copies of this document, the letter of transmittal or the notice of guaranteed delivery to the information agent.

January 15, 2008

We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your shares in the tender offer. We have not authorized any person to give any information or to make any representation in connection with the tender offer other than those contained in this offer to purchase or in the related letter of transmittal. If given or made, you must not rely upon any such recommendation, information or representation as having been authorized by us.

We are not making the tender offer to (nor will we accept any tender of shares from or on behalf of) holders in any jurisdiction in which the making of the tender offer or the acceptance of any tender of shares would not be in compliance with the laws of such jurisdiction. However, we may, at our discretion, take such action as we may deem necessary for us to make the tender offer in any such jurisdiction and extend the tender offer to holders in such jurisdiction.

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SUMMARY TERM SHEET

We are providing this summary term sheet for your convenience. It highlights the most material terms of the proposed tender offer, but you should realize that it does not describe all of the details of the tender offer to the same extent described in the body of this offer to purchase. We urge you to read the entire offer to purchase and the related letter of transmittal because they contain the full details of the tender offer. We have included references to the sections of this document where you will find a more complete discussion. Unless otherwise indicated, references to shares are to shares of our common stock (including the associated preferred share purchase rights), and not to any other securities.

Who is offering to purchase my shares?

LookSmart, Ltd. is offering to purchase your shares.

What will the purchase price for the shares be?

We will determine the purchase price that we will pay per share as promptly as practicable after the tender offer expires. The purchase price will be the lowest price at which, based on the number of shares tendered and the prices specified by the tendering stockholders, we can purchase 4,825,000 shares, or such fewer number of shares as are properly tendered and not properly withdrawn prior to the expiration date. The purchase price will not be greater than $4.15 nor less than $3.40 per share. We will pay this purchase price in cash, without interest, for all the shares we purchase under the tender offer, even if some of the shares are tendered at a price below this purchase price. See Section 1.

How many shares will LookSmart purchase?

We will purchase 4,825,000 shares of our common stock properly tendered in the tender offer, or such fewer number of shares as are properly tendered and not properly withdrawn prior to the expiration date. The 4,825,000 shares represent approximately 21% of our outstanding common stock as of December 31, 2007. Each share is coupled with an associated preferred share purchase right, which we will acquire with the shares we purchase without paying additional consideration. We expressly reserve the right to purchase an additional number of shares of our common stock not to exceed 2% of our outstanding shares, and could decide to purchase more shares, subject to applicable legal requirements. See Section 1. The tender offer is not conditioned on any minimum number of shares being tendered. See Section 7.

What are the “associated preferred share purchase rights”?

Each time we issue a share of common stock, we issue to the holder of the share one preferred share purchase right pursuant to the Preferred Shares Rights Agreement dated as of November 15, 2007 between LookSmart and Mellon Investor Services LLC, as Rights Agent, which is incorporated by reference as an exhibit to our Issuer Tender Offer Statement on Schedule TO filed with the Securities and Exchange Commission in connection with the tender offer. These associated preferred share purchase rights are not represented by separate certificates. Instead, they are evidenced by certificates of shares of common stock, and they automatically trade with the associated common stock. Unless the context otherwise requires, all references to the shares include the associated preferred share purchase rights, and a tender of the shares will include a tender of the associated preferred share purchase rights. No additional consideration will be paid for the associated preferred share purchase rights. See Section 1.

What will happen if more than 4,825,000 shares are tendered at or below the purchase price?

If more than 4,825,000 shares are tendered at or below the purchase price, we will purchase all shares tendered at or below the purchase price on a pro rata basis, except for “odd lots” (lots held by owners of less than

100 shares), which we will purchase on a priority basis as described in the immediately following paragraph, and except for shares that were conditionally tendered and for which the condition was not satisfied. See Section 1.

If I own fewer than 100 shares and I tender all of my shares, will I be subject to proration?

If you own beneficially or of record fewer than 100 shares in the aggregate, you properly tender all of these shares at or below the purchase price before the tender offer expires and you complete the section entitled “Odd Lots” in the letter of transmittal, we will purchase all of your shares without subjecting them to the proration procedure. See Section 1.

Can stockholders who never exchanged their stock certificates following the 1-for-5-reverse stock split in 2005 still participate?

Yes, they can still participate. However, such stockholders should be aware that additional time will be required to process their tenders because the old stock certificates will have to be replaced with new stock certificates evidencing the new post-split number of shares. As a result, such stockholders must tender their shares at least three (3) business days before the expiration date (which, unless the tender offer is extended, requires such stockholders to tender their pre-split certificates no later than 5:00 p.m., New York City time, on February 8, 2008). Such stockholders should also be aware that all share numbers and per-share offering proceeds in these tender offer documents are based on the post-split number of shares.

What will be the form of payment of the purchase price?

If we purchase your shares in the tender offer, we will pay you the purchase price in cash, less any applicable withholding taxes and without interest, for all of your shares that we purchase pursuant to the tender offer. We will pay the purchase price as promptly as practicable after the tender offer expires, but under no circumstances will we pay interest on the purchase price, even if there is a delay in making payment. See Section 1 and Section 5.

How will LookSmart pay for the shares?

We anticipate that we will purchase shares tendered in the tender offer and pay the related fees and expenses with cash on hand. See Section 9.

How long do I have to decide whether to tender my shares?

You may tender your shares until the tender offer expires. The tender offer will expire on February 13, 2008, at 5:00 p.m., New York City time, unless we extend it. See Section 1. We may choose to extend the tender offer for any reason, subject to applicable laws. We cannot assure you that we will extend the tender offer or indicate the length of any extension that we may provide. See Section 15. If a broker, dealer, commercial bank, trust company or other nominee holds your shares, it is likely they have an earlier deadline for you to act to instruct them to accept the tender offer on your behalf. We urge you to contact your broker, dealer, commercial bank, trust company or other nominee to find out the applicable deadline.

Can the tender offer be extended, amended or terminated, and under what circumstances?

We can extend or amend the tender offer in our sole discretion. If we extend the tender offer, we will delay the acceptance of any shares that have been tendered. We can terminate the tender offer under certain circumstances. See Section 7 and Section 15.

How will I be notified if LookSmart extends the tender offer or amends the terms of the tender offer?

We will issue a press release no later than 9:00 a.m., New York City time, on the business day after the scheduled expiration date if we decide to extend the tender offer. We will announce any amendment to the tender offer by making a public announcement of the amendment. See Section 15.

What is the purpose of the tender offer?

We believe that the repurchase of shares is consistent with our long-term goal of maximizing stockholder value. Our management and board of directors have evaluated our operations, financial condition, capital needs, strategy and expectations for the future and believe that the tender offer is a prudent use of our financial resources given our business profile and assets, including the cash generated from our November 2007 sale of our FindArticles assets, and the current market price of our shares. Furthermore, we believe the tender offer is an efficient means to provide value to our stockholders. The tender offer represents the opportunity for us to return cash to stockholders who elect to tender their shares, while at the same time increasing non-tendering stockholders’ proportionate interest in us. See Section 2 and Section 10.

Are there any conditions to the tender offer?

Yes. The tender offer is subject to conditions, including the absence of court and governmental action prohibiting the tender offer and the absence of changes in general market conditions or our business that, in our reasonable judgment, are or may be materially adverse to us, as well as other conditions. See Section 7.

Following the tender offer, will LookSmart continue as a public company?

Yes. The completion of the tender offer in accordance with its terms and conditions will not cause our shares to cease to be listed on Nasdaq or to stop being subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). See Section 12.

How do I tender my shares?

The tender offer will expire at 5:00 p.m., New York City time, on February 13, 2008, unless we extend the tender offer. To tender your shares prior to the expiration of the tender offer: you must deliver your share certificate(s) and a properly completed and duly executed letter of transmittal to the depositary at the address appearing on the back cover page of this document; or the depositary must receive a confirmation of receipt of your shares by book-entry transfer and a properly completed and duly executed letter of transmittal; or you must request a broker, dealer, commercial bank, trust company or other nominee to effect the transaction for you; or you must comply with the guaranteed delivery procedure. You should contact the information agent if you need assistance. See Section 3 and the instructions to the related letter of transmittal.

Please note that we will not purchase your shares in the tender offer unless the depositary receives the required documents prior to the expiration of the tender offer. If a broker, dealer, commercial bank, trust company or other nominee holds your shares, it is likely that they have an earlier deadline for you to act to instruct them to accept the tender offer on your behalf. We urge you to contact your broker, dealer, commercial bank, trust company or other nominee to find out their applicable deadline.

Can I tender shares subject to the condition that a specified number of my shares must be purchased?

Yes, you may tender your shares subject to this condition by following certain procedures. See Section 6. See also Section 1 (regarding priority of shares to be purchased in the tender offer).

Once I have tendered shares in the tender offer, can I withdraw my tender?

You may withdraw any shares you have tendered at any time before the expiration of the tender offer, which will occur at 5:00 p.m., New York City time, on February 13, 2008, unless we extend the tender offer, in which case you may withdraw until the latest date to which we extend the tender offer. If we have not accepted for payment the shares you have tendered to us, you may also withdraw your shares after 12:00 midnight, New York City time, on March 12, 2008. See Section 4.

How do I withdraw shares I previously tendered?

You must deliver, on a timely basis, a written or facsimile notice of your withdrawal with the required information to the depositary at the address appearing on the back cover page of this document. Your notice of withdrawal must specify your name, the number of shares to be withdrawn and the name of the registered holder of these shares. Some additional requirements apply if the share certificates to be withdrawn have been delivered to the depositary or if your shares have been tendered under the procedure for book-entry transfer set forth in Section 3. See Section 3 and Section 4.

Can I participate in the tender offer if I hold vested stock options to purchase shares?

If you hold vested but unexercised options, you may exercise such options in accordance with the terms of the applicable stock option plans and tender the shares received upon such exercise in accordance with this tender offer. See Section 3. An exercise of an option cannot be revoked for any reason even if shares received upon the exercise thereof and tendered in the offer are not purchased in the offer. You must exercise your vested options at least five (5) business days prior to the expiration date (which, unless the offer is extended, will require you to exercise such options no later than 5:00 p.m., New York City time, on February 6, 2008) in order to provide you with sufficient time to validly tender the shares in the offer. You should evaluate this offer to purchase carefully to determine if participation would be advantageous to you, based on your stock option exercise price(s), the date(s) of your stock option grants, the years left to exercise your options and the provisions for pro rata purchases by us described in Section 1. We strongly encourage you to discuss the offer with your tax advisor or other financial advisor.

Can I participate in the tender offer if I hold unvested stock options, stock awards or other restricted equity interests?

No. Holders of unvested stock awards or other restricted equity interests may not tender the shares represented by such interests.

Has LookSmart or its Board of Directors adopted a position on the tender offer?

Our Board of Directors has approved the tender offer. However, none of LookSmart, its Board of Directors, the information agent or the dealer manager makes any recommendation to you as to whether you should tender or refrain from tendering your shares or as to the price or prices at which you may choose to tender your shares. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender and the price or prices at which you choose to tender your shares. In so doing, you should read carefully the information in this offer to purchase and in the related letter of transmittal, including our reasons for making the tender offer. See Section 2.

Do the directors and executive officers of LookSmart intend to tender any shares in the tender offer?

Our directors and executive officers have advised us that they do not intend to tender any shares in the tender offer. Accordingly, if we complete the tender offer, the proportional holdings of our directors and executive officers will increase. However, subject to applicable law our directors and executive officers may subsequently sell their shares in open market transactions at prices that may or may not be more favorable than the purchase price we will pay stockholders who tender shares in the tender offer. See Section 11.

If I decide not to tender, how will the tender offer affect my shares?

Stockholders who choose not to tender will own a greater percentage interest in our outstanding common stock immediately following the consummation of the tender offer. See Section 12.

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When will LookSmart pay for the shares I tender?

We will pay the purchase price, net to you in cash, without interest, for the shares we purchase as promptly as practicable after the expiration of the tender offer and the acceptance of the shares for payment; provided, however, that, if proration is required, we do not expect to announce the results of the proration and begin paying for tendered shares until at least five (5) business days after the expiration of the tender offer. See Section 5.

Will I have to pay brokerage commissions if I tender my shares?

If you are a registered stockholder and you tender your shares directly to the depositary, you will not have to pay any brokerage commissions. If you hold shares through a broker or bank, we urge you to consult your broker or bank to determine whether transaction costs are applicable. See Section 3.

What are the U.S. federal income tax consequences if I tender my shares?

Generally, you will be subject to U.S. federal income taxation when you receive cash from us in exchange for the shares you tender. The receipt of cash for your tendered shares generally will be treated either as (1) consideration received in respect of a sale or exchange of the tendered shares or (2) a distribution from us in respect of our stock. You should consult your tax advisor as to the particular consequences to you of participation in the tender offer. See Section 14.

Will I have to pay any stock transfer tax if I tender my shares?

If you instruct the depositary in the letter of transmittal to make the payment for the shares to the registered holder, you will not incur any stock transfer tax. See Section 5.

Whom can I talk to if I have questions?

The information agent can help answer your questions. The information agent is MacKenzie Partners, Inc. You may also contact the dealer manager, Craig-Hallum Capital Group LLC. Their respective contact information is set forth on the back cover page of this document.

FORWARD-LOOKING STATEMENTS

This offer to purchase, the documents incorporated by reference and other written reports and oral statements made from time to time by LookSmart, Ltd. may contain “forward-looking statements” regarding future events and our future results. These forward-looking statements reflect the views of our management regarding current expectations and projections about future events and are based on currently available information. Actual results, performance or achievement could differ materially from those contained in these forward-looking statements for a variety of reasons, including, without limitation, those discussed elsewhere in this offer to purchase, the documents incorporated by reference and in our other reports filed with the Securities and Exchange Commission. Other unknown or unpredictable factors also could have a material adverse effect on our business, financial condition, results of operations and prospects. Accordingly, readers should not place undue reliance on these forward-looking statements. The use of words such as “anticipates,” “estimates,” “expects,” “intends,” “plans” and “believes,” among others, generally identify forward-looking statements; however, these words are not the exclusive means of identifying such statements. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. Please also refer to our Quarterly Report on Form 10-Q for the quarter ended September 30, 2007 and our Annual Report on Form 10-K for the year ended December 31, 2006, in each case as filed with the Securities and Exchange Commission, for additional information on risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements or that may otherwise impact us and our business.

These forward-looking statements are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. We are not under any obligation and do not intend to publicly update or review any of these forward-looking statements, whether as a result of new information, future events or otherwise, even if experience or future events make it clear that any expected results expressed or implied by those forward-looking statements will not be realized.

Please carefully review and consider the various disclosures made in this offer to purchase and in our other reports filed with the Securities and Exchange Commission that attempt to advise interested parties of the risks and factors that may affect our business, results of operations, financial condition or prospects.

INTRODUCTION

To the Holders of our Common Stock:

We invite our stockholders to tender shares of our common stock, par value $.001 per share (including the associated preferred share purchase rights), for purchase by us. Upon the terms and subject to the conditions set forth in this offer to purchase and the related letter of transmittal, we are offering to purchase up to 4,825,000 shares at a price not greater than $4.15 nor less than $3.40 per share, net to the seller in cash, without interest. Unless otherwise indicated, all references to shares are to shares of our common stock (including the associated preferred share purchase rights) and a tender of the shares will constitute a tender of these associated rights.

We will select the lowest purchase price within the range that will allow us to buy 4,825,000 shares or, if a lesser number of shares is properly tendered, all shares that are properly tendered and not properly withdrawn. We will acquire all shares that we purchase in the tender offer at the same purchase price regardless of whether the stockholder tendered at a lower price. However, because of the “odd lot” priority, proration and conditional tender provisions described in this offer to purchase, we may not purchase all of the shares tendered at or below the purchase price if more than the number of shares we seek are properly tendered. We will return tendered shares that we do not purchase to the tendering stockholders at our expense as promptly as practicable after the expiration of the tender offer. See Section 1.

We reserve the right to purchase more than 4,825,000 shares pursuant to the tender offer, subject to certain limitations and legal requirements. See Section 1.

The tender offer will expire at 5:00 p.m., New York City time, on February 13, 2008, unless extended (such date and time, as the same may be extended, the “expiration date”). We may, in our sole discretion, extend the period of time in which the tender offer will remain open.

Stockholders must complete the section of the related letter of transmittal relating to the price at which they are tendering shares in order to properly tender shares.

We will pay the purchase price, net to the tendering stockholders in cash, without interest, for all shares that we purchase. Tendering stockholders whose shares are registered in their own names and who tender directly to Mellon Investor Services LLC, the depositary in the tender offer, will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 9 to the letter of transmittal, stock transfer taxes on the purchase of shares by us under the tender offer. If you own your shares through a bank, broker, dealer, trust company or other nominee and that person tenders your shares on your behalf, that person may charge you a fee for doing so. You should consult your bank, broker, dealer, trust company or other nominee to determine whether any charges will apply.

The tender offer is not conditioned upon any minimum number of shares being tendered. The tender offer is, however, subject to other conditions. See Section 7.

Our Board of Directors has approved the tender offer. However, none of LookSmart, its Board of Directors, the information agent or the dealer manager makes any recommendation to you as to whether you should tender or refrain from tendering your shares or as to the price or prices at which you may choose to tender your shares. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender and the price or prices at which to tender your shares. In doing so, you should read carefully the information in this offer to purchase and the related letter of transmittal, including our reasons for making the tender offer. See Section 2. Our directors and executive officers have advised us that they do not intend to tender any shares in the tender offer.

If, at the expiration date, more than 4,825,000 shares (or such greater number of shares as we may elect to purchase, subject to applicable law) are properly tendered at or below the purchase price and not properly withdrawn, we will buy shares:

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first, from all holders of “odd lots” (holders of less than 100 shares) who properly tender all their shares at or below the purchase price selected by us and do not properly withdraw them before the expiration date;

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second, on a pro rata basis from all other stockholders who properly tender shares at or below the purchase price selected by us, other than stockholders who tender conditionally and whose conditions are not satisfied; and

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third, only if necessary to permit us to purchase 4,825,000 shares (or such greater number of shares as we may elect to purchase, subject to applicable law) from holders who have tendered shares at or below the purchase price subject to the condition that a specified minimum number of the holder’s shares be purchased if any of the holder’s shares are purchased in the tender offer (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have tendered all of their shares.

We may not purchase all of the shares tendered pursuant to the tender offer even if the shares are tendered at or below the purchase price. See Section 1, Section 5 and Section 6, respectively, for additional information concerning priority, proration and conditional tender procedures.

Section 14 of this offer to purchase describes the material United States federal income tax consequences of a sale of shares under the tender offer.

Stockholders who have not exchanged their stock certificates since our 1-for-5 reverse stock split in 2005 may participate in the tender offer; however, additional time will be necessary to exchange their pre-split certificates and process their tenders. As a result, such stockholders must tender their shares at least three (3) business days before the expiration date (which, unless the tender offer is extended, requires such stockholders to tender their pre-split certificates no later than 5:00 p.m., New York City time, on February 8, 2008). Such stockholders should also be aware that all share numbers and per-share offering proceeds in these tender offer documents are based on the post-split number of shares.

Holders of vested but unexercised options to purchase shares may exercise such options in accordance with the applicable plan and option agreements and tender some or all of the shares issued upon such exercise. In order to validly tender shares in the tender offer, you must exercise or convert your options. Only tenders of common stock will be accepted under the terms of the tender offer. If you wish to participate in the tender offer, you must exercise your stock option(s) at least five (5) business days before the expiration date (which, unless the tender offer is extended, will require you to exercise such option(s) no later than 5:00 p.m., New York City time, on February 6, 2008).

As of December 31, 2007, we had issued and outstanding approximately 22,924,615 shares of our common stock. The 4,825,000 shares of common stock that we are offering to purchase represent approximately 21% of the shares of our common stock then outstanding. Our common stock is listed on Nasdaq under the ticker symbol “LOOK”. See Section 8. We urge you to obtain current market quotations for the shares before deciding whether and at which price or prices to tender your shares.

THE TENDER OFFER

1.    Number of Shares; Odd Lots; Proration.

General. Upon the terms and subject to the conditions of the tender offer, we will purchase 4,825,000 shares, or such fewer number of shares as are properly tendered and not properly withdrawn in accordance with Section 4, before the scheduled expiration date of the tender offer, at a price not greater than $4.15 nor less than $3.40 per share, net to the seller in cash, without interest.

The term “expiration date” means 5:00 p.m., New York City time, on February 13, 2008, unless and until we, in our sole discretion, shall have extended the period of time during which the tender offer will remain open, in which event the term “expiration date” shall refer to the latest time and date at which the tender offer, as so extended by us, shall expire. See Section 15 for a description of our right to extend, delay, terminate or amend the tender offer. In accordance with the rules of the Securities and Exchange Commission (the “SEC”), we may, and we expressly reserve the right to, purchase under the tender offer an additional number of shares not to exceed 2% of our outstanding shares. See Section 15. In the event of an over-subscription of the tender offer as described below, shares tendered at or below the purchase price will be subject to proration, except for odd lots. The proration period and, except as described herein, withdrawal rights, expire on the expiration date.

If we:

•	increase the price to be paid for shares above $4.15 per share or decrease the price to be paid for shares below $3.40 per share,

•	increase the number of shares being sought in the tender offer and this increase in the number of shares sought exceeds 2% of our outstanding shares,

•	decrease the number of shares being sought,

•	increase or decrease the fees to be paid to the dealer manager, and the tender offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that we first publish, send or give notice in the manner specified in Section 15 of any such increase or decrease, we will extend the tender offer until the expiration of ten business days from the date that we first publish, send or give notice of any increase or decrease specified above. For the purposes of the tender offer, a “business day” means any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

The tender offer is not conditioned on any minimum number of shares being tendered. The tender offer is, however, subject to other conditions. See Section 7.

In accordance with Instruction 5 of the related letter of transmittal, stockholders desiring to tender shares must specify the price or prices, not greater than $4.15 nor less than $3.40 per share, at which they are willing to sell their shares to us under the tender offer. Alternatively, stockholders desiring to tender shares can choose not to specify a price and, instead, specify that they will sell their shares at the purchase price that we ultimately select to pay for shares properly tendered and not properly withdrawn in the tender offer, which could result in the tendering stockholder receiving a price per share as low as $3.40 or as high as $4.15. If tendering stockholders wish to maximize the chance that we will purchase their shares, they should check the box in the section of the letter of transmittal captioned “Shares Tendered at Price Determined Pursuant to the Tender Offer.” Note that this election could result in the tendered shares being purchased at the minimum price of $3.40 per share.

To tender shares properly, you must specify one and only one price box in the appropriate section in each letter of transmittal. If you want to tender portions of your shares at different prices, you must complete a separate letter of transmittal for each portion of your shares that you want to tender at a different price. The same shares cannot be tendered (unless first properly withdrawn) at more than one price. If you specify more than one price on a single letter of transmittal, or if you fail to check any price at all you will not have validly tendered your shares. See Section 3.

As promptly as practicable following the expiration date, we will, in our sole discretion, determine the purchase price that we will pay for shares properly tendered and not properly withdrawn, taking into account the number of shares tendered and the prices specified by tendering stockholders. We will select the lowest purchase price, not greater than $4.15 nor less than $3.40 per share, net to the seller in cash, without interest, that will enable us to purchase 4,825,000 shares, or such fewer number of shares as are properly tendered and not properly withdrawn in the tender offer. We will purchase all shares properly tendered at or below the purchase price (and not properly withdrawn), all at the purchase price, upon the terms and subject to the conditions of the tender offer, including the odd lot, proration and conditional tender provisions.

We will not purchase any shares tendered at prices greater than the purchase price we select. Additionally, we may not purchase all of the shares tendered at the purchase price because of proration provisions or conditional tenders. We will return to the tendering stockholders shares that we do not purchase in the tender offer at our expense as promptly as practicable after the expiration date. By following the instructions to the letter of transmittal, you can specify one minimum price for a specified portion of their shares and a different minimum price for other specified shares, but you must submit a separate letter of transmittal for shares tendered at each price. You also can specify the order in which you would like us to purchase the specified portions in the event that, as a result of the proration provisions or otherwise, we purchases some but not all of your tendered shares.

If the number of shares properly tendered at or below the purchase price and not properly withdrawn prior to the expiration date is fewer than or equal to 4,825,000 shares, or such greater number of shares as we may elect to purchase, subject to applicable law, we will, upon the terms and subject to the conditions of the tender offer, purchase all such shares.

Priority of Purchases. Upon the terms and subject to the conditions of the tender offer, if greater than 4,825,000 shares, or such greater number of shares as we may elect to purchase, subject to applicable law, have been properly tendered at prices at or below the purchase price and not properly withdrawn prior to the expiration date, we will purchase properly tendered shares in the following order of priority:

•	First, we will purchase all shares tendered by all holders of “odd lots” (fewer than 100 shares) who:

•	tender all shares owned beneficially or of record (partial tenders will not qualify for this preference) at a price at or below the purchase price selected by us; and

•	complete the section entitled “Odd Lots” in the letter of transmittal and, if applicable, in the notice of guaranteed delivery.

•

Second, subject to the conditional tender provisions described in Section 6, we will purchase all other shares tendered at prices at or below the purchase price selected by us on a pro rata basis with appropriate rounding adjustments to avoid purchases of fractional shares, as described below.

•

Third, only if necessary to permit us to purchase 4,825,000 shares (or such greater number of shares as we may elect to purchase, subject to applicable law), shares conditionally tendered (for which the condition was not initially satisfied) at or below the purchase price selected by us, will, to the extent feasible, be selected for purchase by random lot. To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have tendered all of their shares.

If the tender offer is over-subscribed, we may not purchase all of the shares that a stockholder tenders in the tender offer even if they are tendered at prices at or below the purchase price. It is also possible that we will not purchase any of the shares conditionally tendered even if those shares are tendered at prices at or below the purchase price.

Odd Lots. For purposes of the tender offer, the term “odd lots” means all shares properly tendered prior to the expiration date at prices at or below the purchase price and not properly withdrawn by any person, referred to as an “odd lot” holder, who owns beneficially or of record an aggregate of fewer than 100 shares and so certifies in the appropriate place on the letter of transmittal and, if applicable, on the notice of guaranteed delivery. To qualify for this preference, an odd lot holder must tender all shares owned beneficially or of record by the odd lot holder in accordance with the procedures described in Section 3. As set forth above, we will accept odd lots for payment before proration, if any, of the purchase of other tendered shares. This preference is not available to partial tenders or to beneficial or record holders of an aggregate of 100 or more shares, even if these holders have separate accounts or share certificates representing fewer than 100 shares. By accepting the tender offer, an odd lot holder who holds shares in its name and tenders its shares directly to the depositary would not only avoid the payment of brokerage commissions, but also would avoid any applicable odd lot discounts in a sale of the odd lot holder’s shares on Nasdaq. Any odd lot holder wishing to tender all of its shares pursuant to the tender offer should complete the section entitled “Odd Lots” in the letter of transmittal and, if applicable, in the notice of guaranteed delivery.

Proration. In the event the tender offer is over-subscribed by tendering stockholders, shares tendered will be subject to proration, except for odd lots. If proration of tendered shares is required, we will determine the proration factor as soon as practicable following the expiration date. Subject to rounding adjustment to avoid the purchase of fractional shares and subject to the provisions governing conditional tenders described in Section 6 of this offer to purchase, proration for each stockholder that tenders shares will be based on the ratio of the total number of shares properly tendered and not properly withdrawn by the stockholder at or below the purchase price selected by us to the total number of shares properly tendered (excluding odd lots) and not properly withdrawn by all stockholders (other than odd lot holders) at or below the purchase price selected by us. This ratio will be applied to stockholders tendering shares (other than odd lot holders) to determine the number of shares that will be purchased from each tendering stockholder.

Because of the potential difficulty in determining the number of shares properly tendered, including shares tendered by guaranteed delivery procedures, as described in Section 3, and not properly withdrawn, and because of the odd lot procedure and conditional tender provisions, we do not expect that we will be able to announce the final proration factor or commence payment for any shares purchased under the tender offer until at least five (5) business days after the expiration date. The preliminary results of any proration will be announced by press release as promptly as practicable after the expiration date. Stockholders may obtain preliminary proration information from the information agent and may be able to obtain this information from their brokers.

As described in Section 14, the number of shares that we will purchase from a stockholder under the tender offer may affect the U.S. federal income tax consequences to that stockholder and, therefore, may be relevant to that stockholder’s decision whether or not to tender shares.

We will mail this offer to purchase and the related letter of transmittal to record holders of shares as of January 15, 2008 and we will furnish them to brokers, dealers, commercial banks and trust companies whose names, or the names of whose nominees, appear on our stockholder list or, if applicable, that are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of shares.

2.    Purpose of the Tender Offer; Certain Effects of the Tender Offer; Other Plans.

Purpose of the Tender Offer. We believe that the repurchase of shares is consistent with our long-term goal of maximizing stockholder value. Our management and board of directors have evaluated our operations, financial condition, capital needs, strategy and expectations for the future and believe that the tender offer is a prudent use of our financial resources given our business profile and assets, including the cash generated from our November 2007 sale of our FindArticles assets, and the current market price of our shares. Furthermore, we believe the tender offer is an efficient means to provide value to our stockholders. The tender offer represents the opportunity for us to return cash to stockholders who elect to tender their shares, while at the same time increasing non-tendering stockholders’ proportionate interest in us. Where shares are tendered by the registered owner of those shares directly to the depositary, the sale of those shares in the tender offer will permit the seller to avoid the usual transaction costs associated with open market sales. Additionally, odd lot holders who hold shares registered in their names and tender their shares directly to the depositary and whose shares are purchased under the tender offer will avoid not only the payment of brokerage commissions but also any applicable odd lot discounts that might be payable on sales of their shares in Nasdaq transactions.

Stockholders who do not tender their shares pursuant to the tender offer and stockholders who otherwise retain an equity interest in LookSmart as a result of a partial tender of shares, proration or a conditional tender for which the condition is not satisfied will continue to be owners of LookSmart and will realize a proportionate increase in their relative equity interest in LookSmart immediately following consummation of the tender offer and thus in our future earnings and assets, and will bear the attendant risks and rewards associated with owning our equity securities. The tender offer will not be dilutive to our earnings per share. See Section 10.

After the completion of the tender offer, we expect to have sufficient cash flow and access to funding to meet our cash needs for normal operations, anticipated capital expenditures and acquisition opportunities that may arise. However, we do from time to time evaluate potential acquisition opportunities, which in some cases may involve a significant amount of cash consideration, could result in a significant increase in the amount of our indebtedness and leverage. See Section 9.

None of LookSmart, its board of directors, the information agent or the dealer manager makes any recommendation to any stockholder as to whether to tender or refrain from tendering any shares or as to the price or prices at which stockholders may choose to tender their shares. We have not authorized any person to make any recommendation. Stockholders should carefully evaluate all information in the tender offer, should consult their own investment and tax advisors, and should make their own decisions about whether to tender shares, and, if so, how many shares to tender and the price or prices at which to tender. We have been advised that none of our directors or executive officers intends to tender any shares in the tender offer.

Certain Effects of the Tender Offer. The tender offer presents potential risks and disadvantages to us and our continuing stockholders. The offer will reduce our “public float,” which is the number of shares owned by non-affiliate stockholders and available for trading in the securities markets, and is likely to reduce the number of our stockholders. These reductions may result in lower or higher stock prices and/or reduced liquidity in the trading market for our shares as well as increased volatility of our share price after completion of the tender offer. See Section 12. Future open market purchases, if authorized, would further reduce our public float.

Stockholders who do not tender their shares pursuant to the offer and stockholders who otherwise retain an equity interest in us as a result of a partial tender of shares or a proration will continue to be owners of us. As a result, those stockholders will likely realize a proportionate increase in their relative equity interest in us and, thus, in our future earnings and assets, if any, and will bear the attendant risks associated with owning our equity securities, including risks resulting from our purchase of shares and our reduced public float.

We can give no assurance that we will not issue additional shares or other equity interests in the future. Stockholders may be able to sell non-tendered shares in the future on Nasdaq or otherwise, at a net price which may be significantly higher than the purchase price in the offer. We can give no assurance, however, as to the price at which a stockholder may be able to sell his, her or its shares in the future, which price may be higher or lower than the purchase price paid by us in the tender offer.

Each of our directors and executive officers has advised us that they do not intend to tender any shares owned by them in the tender offer. Accordingly, if we complete the tender offer the proportional holdings of our directors and executive officers will likely increase. However, our directors and executive officers may, in compliance with applicable law, sell their shares in open market transactions at prices that may or may not be more favorable than the purchase price we pay tendering stockholders in the tender offer.

We may in the future purchase additional shares in the open market subject to market conditions. We may also purchase shares in private transactions, tender offers or otherwise. Any of these purchases may be on the same terms as, or on terms more or less favorable to stockholders than, the terms of this tender offer. However, Rule 13e-4 under the Exchange Act, generally prohibits us and our affiliates from purchasing any shares, other than through the offer, until the expiration of at least ten business days after the expiration or earlier termination of the tender offer, except pursuant to certain limited exceptions provided in Rule 14e-5 of the Exchange Act. Any possible future purchases by us will depend on many factors, including the market price of our common stock, the results of the tender offer, our business and financial position and general economic and market conditions.

Shares acquired pursuant to the tender offer will be canceled and returned to the status of authorized but unissued stock, and will be available for us to issue without further stockholder action, except as required by applicable law or the rules of the Nasdaq or any securities exchange on which the shares may then be listed, for various purposes including, without limitation, acquisitions of other businesses, raising additional capital and the satisfaction of obligations under existing or future employee benefit or compensation programs or stock plans or compensation programs for directors. We have no current plans for issuance of the shares purchased in the tender offer.

Other Plans. Except as described in this offer to purchase, including those documents filed with the SEC and incorporated by reference herein, we currently have no plans or proposals that relate to or would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our material subsidiaries;

•	any purchase, sale or transfer of a material amount of our assets or those of any of our subsidiaries, except that LookSmart continues to seek a buyer or buyers for its consumer assets;

•	any material change in our present dividend policy, indebtedness or capitalization;

•

any change in our present board of directors or management, including, any plans or proposals to change the number or term of directors or to fill any existing vacancies on our board of directors or to change any material term of employment contract of any of our executive officers;

•	any other material change in our corporate structure or business;

•	our common stock being delisted from Nasdaq;

•	our common stock becoming eligible for termination of registration under the Exchange Act;

•	the suspension of our obligation to file reports under the Exchange Act;

•	the acquisition by any person of additional securities of ours, or the disposition of our securities; or

•	any changes in our charter, bylaws or other governing instruments or other actions that could impede the acquisition of control of us.

Although we do not currently have any plans, other than as described in this offer to purchase, including those documents filed with the SEC and incorporated by reference herein, that relate to or would result in any of the events discussed above, we intend to continue to evaluate opportunities for increasing stockholder value and we may undertake or plan actions that relate to or could result in one or more of these events.

3.    Procedures for Tendering Shares.

Proper Tender of Shares. For stockholders to properly tender shares under the tender offer, either (1) or (2) below must happen:

(1)	The depositary must receive all of the following before 5:00 p.m., New York City Time, on the expiration date at the depositary’s address on the back page of this offer to purchase:

•

either (a) the certificates representing the tendered shares, or (b) in the case of tendered shares delivered in accordance with the procedures for book-entry transfer as described below, a confirmation of receipt of the shares; and

•

either (a) a properly completed and duly executed letter of transmittal, including any required signature guarantees, or (b) in the case of a book-entry transfer, an “agent’s message” of the type described below; and

•	any other documents required by the letter of transmittal.

(2)	The tendering stockholder must comply with the guaranteed delivery procedure set forth below.

If a broker, dealer, commercial bank, trust company or other nominee holds your shares, it is likely they have an earlier deadline for you to act to instruct them to accept the tender offer on your behalf. We urge you to contact your broker, dealer, commercial bank, trust company or other nominee to find out their applicable deadline.

In accordance with Instruction 5 of the letter of transmittal, stockholders desiring to tender shares in the tender offer must properly indicate in the section captioned (1) “The Price At Which You Are Tendering Shares” on the letter of transmittal the price (in increments of $0.25) at which they are tendering shares or (2) “Shares Tendered at Price Determined Pursuant to the Tender Offer” in the letter of transmittal that they will accept the purchase price determined by LookSmart in accordance with the terms of the tender offer.

If you wish to maximize the chance that we will purchase your shares, you should check the box in the section of the letter of transmittal captioned “Shares Tendered at Price Determined Pursuant to the Tender Offer.” Note that this election could have the effect of decreasing the price at which we purchase tendered shares because shares tendered using this election will be available for purchase at the minimum price of $3.40 per share and, as a result, it is possible that this election could result in us purchasing tendered shares at the minimum price of $3.40 per share.

If you desire to tender shares at more than one price, you must complete a separate letter of transmittal for each price at which you tender shares, provided that you may not tender the same shares (unless properly withdrawn previously in accordance with Section 4) at more than one price. To tender shares properly, you must check one and only one price box in the appropriate section of each letter of transmittal. If you check more than one box or if you fail to check any box at all you will not have validly tendered your shares.

Odd lot holders who tender all shares must complete the section captioned “Odd Lots” in the letter of transmittal and, if applicable, in the notice of guaranteed delivery, to qualify for the preferential treatment available to odd lot holders as set forth in Section 1.

If you tender your shares directly to the depositary, you will not have to pay any brokerage commissions. If you hold shares through a broker or bank, however, you should ask your broker or bank if you will be charged a fee to tender your shares through the broker or bank.

Signature Guarantees. Except as otherwise provided below, all signatures on a letter of transmittal must be guaranteed by a financial institution (including most banks, savings and loans associations and brokerage houses)

which is a participant in the Securities Transfer Agents Medallion Program. Signatures on a letter of transmittal need not be guaranteed if:

•

the letter of transmittal is signed by the registered holder of the shares (which term, for purposes of this Section 3, shall include any participant in The Depository Trust Company, referred to as the “book-entry transfer facility,” whose name appears on a security position listing as the owner of the shares) exactly as the name of the registered holder appears on the share certificates tendered therewith and the holder has not completed either the box captioned “Special Delivery Instructions” or the box captioned “Special Payment Instructions” in the letter of transmittal; or

•

shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program or a bank, broker, dealer, credit union, savings association or other entity which is an “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 under the Exchange Act. See Instruction 1 of the letter of transmittal.

If a share certificate is registered in the name of a person other than the person executing a letter of transmittal, or if payment is to be made or delivered to a person other than the registered holder, then the certificate must be endorsed or accompanied by an appropriate stock power, in either case signed exactly as the name of the registered holder appears on the certificate, with the signature guaranteed by an eligible guarantor institution.

We will make payment for shares tendered and accepted for payment under the tender offer only after the depositary timely receives share certificates or a timely confirmation of the book-entry transfer of the shares into the depositary’s account at the book-entry transfer facility as described above, a properly completed and duly executed letter of transmittal, or an agent’s message in the case of a book-entry transfer, and any other documents required by the letter of transmittal.

Method of Delivery. The method of delivery of all documents, including share certificates, the letter of transmittal and any other required documents, is at the election and risk of the tendering stockholder. If you choose to deliver required documents by mail, we recommend that you use registered mail with return receipt requested, properly insured.

All deliveries made in connection with the tender offer, including the letter of transmittal and certificates for shares, must be made to the depositary and not to us, the dealer manager, the information agent or the book-entry transfer facility. Any documents delivered to us, the dealer manager, the information agent or the book-entry transfer facility will not be forwarded to the depositary and therefore will not be deemed to be properly tendered.

Book-Entry Delivery. The depositary will establish an account with respect to the shares for purposes of the tender offer at the book-entry transfer facility within two business days after the date of this offer to purchase, and any financial institution that is a participant in the book-entry transfer facility’s system may make book-entry delivery of the shares by causing the book-entry transfer facility to transfer shares into the depositary’s account in accordance with the book-entry transfer facility’s procedures for transfer. Although participants in the book-entry transfer facility may effect delivery of shares through a book-entry transfer into the depositary’s account at the book-entry transfer facility, either (1) or (2) below must occur:

(1)	a properly completed and duly executed letter of transmittal, including any required signature guarantees, or an agent’s message, and any other required documents must, in any case, be transmitted to and received by the depositary at its address set forth on the back cover page of this offer to purchase before the expiration date; or

(2)	the guaranteed delivery procedure described below must be followed. Delivery of the letter of transmittal and any other required documents to the book-entry transfer facility does not constitute delivery to the depositary.

The term “agent’s message” means a message transmitted by the book-entry transfer facility to, and received by, the depositary, which states that the book-entry transfer facility has received an express acknowledgment from the participant in the book-entry transfer facility tendering the shares that the participant has received and agrees to be bound by the terms of the letter of transmittal and that we may enforce the agreement against the participant.

Guaranteed Delivery. If you want to tender your shares but your share certificates are not immediately available or you cannot deliver the share certificates to the depositary before the expiration date, or you cannot complete the procedure for book-entry transfer on a timely basis, or if time will not permit all required documents to reach the depositary before the expiration date, you may nevertheless tender your shares, provided that you satisfy all of the following conditions:

•	you make the tender by or through an eligible guarantor institution;

•

the depositary receives by hand, mail, overnight courier or facsimile transmission, before the expiration date, a properly completed and duly executed notice of guaranteed delivery in the form we have provided with this offer to purchase, specifying the price at which you are tendering shares, including (where required) signature guarantees by an eligible guarantor institution in the form set forth in such notice of guaranteed delivery; and

•

the depositary receives the share certificates, in proper form for transfer, or confirmation of book-entry transfer of the shares into the depositary’s account at the book-entry transfer facility, together with a properly completed and duly executed letter of transmittal, or a manually signed facsimile thereof, and including any required signature guarantees, or an agent’s message, and any other documents required by the letter of transmittal, within three Nasdaq trading days after the date of receipt by the depositary of the notice of guaranteed delivery.

Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects. We will determine, in our sole discretion, all questions as to the number of shares that we will accept, the price that we will pay for shares that we accept and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of shares, and our determination will be final and binding on all parties. We reserve the absolute right to reject any or all tenders of any shares that we determine are not in proper form or the acceptance for payment of or payment for which we determine may be unlawful. We also reserve the absolute right to waive any defect or irregularity in any tender with respect to any particular shares or any particular stockholder, and our interpretation of the terms of the tender offer will be final and binding on all parties. No tender of shares will be deemed to have been properly made until the stockholder cures, or we waive, all defects or irregularities. None of LookSmart, the depositary, the information agent, the dealer manager or any other person will be under any duty to give notification of any defects or irregularities in any tender or incur any liability for failure to give this notification.

Return of Unpurchased Shares. The depositary will return certificates for unpurchased shares as promptly as practicable after the expiration or termination of the tender offer or the proper withdrawal of the shares, as applicable, or, in the case of shares tendered by book-entry transfer at the book-entry transfer facility, the depositary will credit the shares to the appropriate account maintained by the tendering stockholder at the book-entry transfer facility, in each case without expense to the stockholder.

Procedure for Stock Options. We are not offering, as part of the tender offer, to purchase any stock options outstanding and tenders of stock options will not be accepted. Holders of vested stock options who wish to participate in the tender offer may exercise their stock options and purchase shares, and then tender the shares under the offer, provided that any exercise of a stock option and tender of shares is in accordance with applicable law and the terms of the applicable plan and option agreements. In no event are any stock options to be delivered to the depositary in connection with a tender of shares hereunder. An exercise of a stock option cannot be revoked even if all or a portion of the shares received upon the exercise and tendered in the tender offer are not purchased in the tender offer for any reason. You must exercise your vested options at least five (5) business days prior to the expiration date (which, unless the offer is extended, will require you to exercise such options no later than 5:00 p.m., New York City time, on February 6, 2008) in order to provide you with sufficient time to validly tender the shares in the offer. You should evaluate this offer to purchase carefully to determine if participation would be advantageous to you, based on your stock option exercise price(s), the date(s) of your stock option grants, the years left to exercise your options and the provisions for pro rata purchases by us described in Section 1. We strongly encourage you to discuss the offer with your tax advisor or other financial advisor.

Procedure for Unexchanged Shares. Some stockholders never exchanged their stock certificates following our 1-for-5 reverse stock split in 2005. Such stockholders can still participate in the tender offer. However, such stockholders should be aware that three (3) business days will be required to process their tenders because the old stock certificates will have to be replaced with new stock certificates evidencing the new post-split number of shares. As a result, such stockholders must tender their shares at least three (3) business days before the expiration date (which, unless the tender offer is extended, requires such stockholders to tender their pre-split certificates no later than 5:00 p.m., New York City time, on February 8, 2008). Such stockholders should also be aware that all share numbers and per-share offering proceeds in these tender offer documents are based on the post-split number of shares.

Federal Backup Withholding Tax. Under the federal income tax backup withholding rules, 28% of the gross proceeds payable to a stockholder or other payee pursuant to the tender offer must be withheld and remitted to the United States Treasury, unless the stockholder or other payee provides his or her taxpayer identification number (employer identification number or social security number) to the depositary and certifies under penalties of perjury that such number is correct or otherwise establishes an exemption. Therefore, tendering stockholders should complete and sign the Substitute Form W-9 or Substitute Form W-8BEN included as part of the related letter of transmittal in order to provide the information and certification necessary to avoid backup withholding, unless the stockholder otherwise establishes to the satisfaction of the depositary that the stockholder is not subject to backup withholding. Certain stockholders (including, among others, all corporations and certain Non-U.S. Holders (as defined below in Section 14)) are not subject to these backup withholding and reporting requirements. In order for a Non-U.S. Holder to qualify as an exempt recipient, that stockholder must submit an IRS Form W-8BEN or other applicable form, signed under penalties of perjury, attesting to that individual’s exempt status. Tendering stockholders can obtain the applicable forms from the depositary. See Instruction 12 of the letter of transmittal.

To prevent U.S. Federal backup withholding tax on the gross payments made to you for shares purchased under the tender offer, if you do not otherwise establish an exemption from such withholding, you must provide the depositary with your correct taxpayer identification number and provide other information by completing the substitute Form W-9 or substitute Form W-8BEN included with the related letter of transmittal.

Federal Income Tax Withholding for Non-U.S. Holders. Gross proceeds payable pursuant to the tender offer to a Non-U.S. Holder or his or her agent will be subject to withholding of federal income tax at a rate of 30%, unless a reduced rate of withholding is applicable pursuant to an income tax treaty or an exemption from withholding is applicable because such gross proceeds are effectively connected with the conduct of a trade or business within the United States (and, if an income tax treaty applies, the gross proceeds are generally attributable to a United States permanent establishment maintained by such Non-U.S. Holder). In order to claim a reduction of or an exemption from withholding tax, a Non-U.S. Holder must deliver to the depositary a validly completed and executed IRS Form W-8BEN (with respect to income tax treaty benefits) or W8-ECI (with respect to amounts effectively connected with the conduct of a trade or business within the United States) claiming such exemption or reduction before the payment is made. Tendering Non-U.S. Holders can obtain the applicable forms from the depositary.

A Non-U.S. Holder may be eligible to file for a refund of such tax or a portion of such tax if such stockholder meets the “complete termination,” “substantially disproportionate” or “not essentially equivalent to a dividend” tests described in Section 14 or if such stockholder is entitled to a reduced rate of withholding pursuant to a tax treaty and LookSmart withheld at a higher rate. Non-U.S. Holders should consult their own tax advisors regarding the tax consequences to them of participating in the tender offer, including the application of federal income tax withholding, their potential eligibility for a withholding tax reduction or exemption, and the refund procedure.

For a discussion of the material United States federal income tax consequences to tendering stockholders, See Section 14.

Your Representation and Warranty; Our Acceptance Constitutes an Agreement. A tender of shares under any of the procedures described above will constitute your acceptance of the terms and conditions of the tender offer, as well as your representation and warranty to us that:

•	you have a net long position in the shares or equivalent securities at least equal to the shares tendered within the meaning of Rule 14e-4 under the Exchange Act;

•	you have full power and authority to tender, sell, assign and transfer the shares tendered;

•

when and to the extent we accept the shares for purchase, we will acquire good and marketable title to them, free and clear of all security interests, liens, restrictions, claims, charges, encumbrances, conditional sales agreements or other obligations relating to their sale or transfer, and the shares will not be subject to any adverse claims or rights; and

•	your tender of shares complies with Rule 14e-4.

It is a violation of Rule 14e-4 for a person, directly or indirectly, to tender shares for that person’s own account unless, at the time of tender and at the end of the proration period or period during which shares are accepted by lot (including any extensions thereof), the person so tendering:

•	has a net long position equal to or greater than the amount tendered in our shares or in securities immediately convertible into, or exchangeable or exercisable for, our shares, and

•	will deliver or cause to be delivered the shares in accordance with the terms of the tender offer.

Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person.

Our acceptance for payment of shares you tender under the tender offer will constitute a binding agreement between you and us upon the terms and conditions of the tender offer.

Lost or Destroyed Certificates. Stockholders whose share certificate for part or all of their shares has been lost, stolen, misplaced or destroyed may contact Mellon Investor Services LLC, the transfer agent for our common stock, at 1-800-270-3449, for instructions as to obtaining a replacement share certificate. That share certificate will then be required to be submitted together with the letter of transmittal in order to receive payment for shares that are tendered and accepted for payment. The stockholder may be required to post a bond to secure against the risk that the original share certificate may subsequently emerge. We urge stockholders to contact Mellon Investor Services LLC immediately in order to permit timely processing of this documentation.

4.    Withdrawal Rights.

Stockholders may withdraw shares tendered under the tender offer at any time prior to the expiration date. Thereafter, such tenders are irrevocable, except that they may also be withdrawn after 12:00 midnight, New York City time, on March 12, 2008, unless the shares have been accepted for payment as provided in this offer to purchase.

For a withdrawal to be effective, the depositary must timely receive a written or facsimile transmission notice of withdrawal at the depositary’s address set forth on the back cover page of this offer to purchase. Any such notice of withdrawal must specify the name of the tendering stockholder, the number of shares that the stockholder wishes to withdraw and the name of the registered holder of the shares. If the share certificates to be withdrawn have been delivered or otherwise identified to the depositary, then, before the release of the share certificates, the serial numbers shown on the share certificates must be submitted to the depositary and the signature(s) on the notice of withdrawal must be guaranteed by an eligible guarantor institution, unless the shares have been tendered for the account of an eligible guarantor institution.

If a stockholder has tendered shares under the procedure for book-entry transfer set forth in Section 3, any notice of withdrawal also must specify the name and the number of the account at the book-entry transfer facility to be credited with the withdrawn shares and must otherwise comply with the book-entry transfer facility’s procedures. We will determine all questions as to the form and validity (including the time of receipt) of any notice of withdrawal, in our sole discretion, and such determination will be final and binding on all parties. None of LookSmart, the depositary, the information agent, the dealer manager or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give this notification.

A stockholder may not rescind a withdrawal and we will deem any shares that a stockholder properly withdraws not properly tendered for purposes of the tender offer, unless the stockholder properly re-tenders the withdrawn shares before the expiration date by following one of the procedures described in Section 3.

5.    Purchase of Shares and Payment of Purchase Price.

Upon the terms and subject to the conditions of the tender offer, as promptly as practicable following the expiration date, we will:

•

determine the purchase price we will pay for shares properly tendered and not properly withdrawn before the expiration date, taking into account the number of shares so tendered and the prices specified by tendering stockholders, and

•	accept for payment and pay for, and thereby purchase, shares properly tendered at prices at or below the purchase price we select and not properly withdrawn prior to the expiration date.

For purposes of the tender offer, we will be deemed to have accepted for payment, and therefore purchased, shares that are properly tendered at or below the purchase price we select and are not properly withdrawn, subject to the “odd lot,” proration and conditional tender provisions of the tender offer, only when, as and if we give oral or written notice to the depositary of our acceptance of the shares for payment under the tender offer.

Upon the terms and subject to the conditions of the tender offer, as promptly as practicable after the expiration date, we will accept for payment and pay a single per share purchase price not greater than $4.15 nor less than $3.40 per share for 4,825,000 shares, subject to increase or decrease as provided in Section 1, if properly tendered and not properly withdrawn, or such fewer number of shares as are properly tendered and not properly withdrawn.

We will pay for shares that we purchase under the tender offer by depositing the aggregate purchase price for these shares with the depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from us and transmitting payment to the tendering stockholders.

In the event of proration, we will determine the proration factor and pay for those tendered shares accepted for payment as soon as practicable after the expiration date; however, we do not expect to be able to announce the final results of any proration and commence payment for shares purchased until at least five (5) business days after the expiration date. Shares tendered and not purchased, including all shares tendered at prices greater than the purchase price and shares that we do not accept for purchase due to proration or conditional tenders, will be returned to the tendering stockholder, or, in the case of shares tendered by book-entry transfer, will be credited to the account maintained with the book-entry transfer facility by the participant therein who so delivered the shares, at our expense, as promptly as practicable after the expiration date or termination of the tender offer without expense to the tendering stockholders. Under no circumstances will we pay interest on the purchase price regardless of any delay in making the payment. If certain events occur, we may not be obligated to purchase shares under the tender offer. See Section 7.

We will pay all stock transfer taxes, if any, payable on the transfer to us of shares purchased under the tender offer. If, however,

•	payment of the purchase price is to be made to any person other than the registered holder,

•	certificate(s) for shares not tendered or tendered but not purchased are to be returned in the name of and to any person other than the registered holder(s) of such shares, or

•	tendered certificates are registered in the name of any person other than the person signing the letter of transmittal,

then the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be deducted from the purchase price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption therefrom, is submitted. See Instruction 9 of the letter of transmittal.

6.    Conditional Tender of Shares.

Subject to the exception for holders of odd lots, in the event of an over-subscription of the tender offer, shares tendered at or below the purchase price prior to the expiration date will be subject to proration. See Section 1. As discussed in Section 14, the number of shares to be purchased from a particular stockholder may affect the tax treatment of the purchase to the stockholder and the stockholder’s decision whether to tender. The conditional tender alternative is made available so that a stockholder may seek to structure our purchase of shares in the tender offer from the stockholder in a manner that the transaction would be treated as a sale of the shares by the stockholder, rather than the payment of a dividend to the stockholder, for federal income tax purposes. Accordingly, a stockholder may tender shares subject to the condition that we must purchase a specified minimum number of the stockholder’s shares tendered pursuant to a letter of transmittal if we purchase any shares tendered. Any stockholder desiring to make a conditional tender must so indicate in the box entitled “Conditional Tender” in the letter of transmittal and indicate the minimum number of shares that we must purchase if we purchase any shares. We urge each stockholder to consult with their own financial or tax advisors.

After the expiration date, if more than 4,825,000 shares (or such greater number of shares as we may elect to purchase, subject to applicable law) are properly tendered and not properly withdrawn, so that we must prorate our acceptance of and payment for tendered shares, we will calculate a preliminary proration factor based upon all shares properly tendered, conditionally or unconditionally. If the effect of this preliminary proration would be to reduce the number of shares that we purchase from any stockholder below the minimum number specified, the shares conditionally tendered will automatically be regarded as withdrawn (except as provided in the next paragraph). All shares tendered by a stockholder subject to a conditional tender that are withdrawn as a result of proration will be returned at our expense to the tendering stockholder.

After giving effect to these withdrawals, we will accept the remaining shares properly tendered, conditionally or unconditionally, on a pro rata basis, if necessary. If conditional tenders that would otherwise be regarded as withdrawn would cause the total number of shares that we purchase to fall below 4,825,000 (or such greater number of shares as we may elect to purchase, subject to applicable law) then, to the extent feasible, we will select enough of the shares conditionally tendered that would otherwise have been withdrawn to permit us to purchase such number of shares. In selecting among the conditional tenders, we will select by random lot, treating all tenders by a particular taxpayer as a single lot, and will limit our purchase in each case to the designated minimum number of shares to be purchased. To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have tendered all of their shares.

7.    Conditions of the Tender Offer.

Notwithstanding any other provision of the tender offer, we will not be required to accept for payment, purchase or pay for any shares tendered, and may terminate or amend the tender offer or may postpone the acceptance for payment of, or the purchase of and the payment for shares tendered, subject to Rule 13e-4(f) under the Exchange Act, if, at any time on or after January 15, 2008 and before the expiration date, any of the following events shall have occurred (or shall have been reasonably determined by us to have occurred) and, in our reasonable judgment and regardless of the circumstances giving rise to the event or events, such event or events make it inadvisable to proceed with the tender offer or with acceptance for payment:

•

there shall have been threatened or instituted or there shall be pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly:

•	challenges the making of the tender offer, the acquisition of some or all of the shares under the tender offer or otherwise relates in any manner to the tender offer, or

•

in our reasonable judgment, could materially and adversely affect our business, condition (financial or other), assets, income, operations or prospects or that of any of our subsidiaries, or otherwise materially impair in any way the contemplated future conduct of the business of us or that of any of our subsidiaries or materially impair the contemplated benefits of the tender offer to us;

•

there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the tender offer or us or any of our subsidiaries, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might, directly or indirectly:

•	make the acceptance for payment of, or payment for, some or all of the shares illegal or otherwise restrict or prohibit completion of the tender offer,

•	delay or restrict our ability, or render us unable, to accept for payment or pay for some or all of the shares,

•	materially impair the contemplated benefits of the tender offer to us, or

•

materially and adversely affect our business, condition (financial or other), assets, income, operations or prospects, or that of any of our subsidiaries, or otherwise materially impair in any way the contemplated future conduct of our business or that of any of our subsidiaries;

•	there shall have occurred:

•	any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States or the European Union,

•	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or the European Union,

•	a material change in United States or any other currency exchange rates or a suspension of or limitation on the markets therefor,

•	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or the European Union,

•	a material change in United States or any other currency exchange rates or a suspension of or limitation on the markets therefor,

•

the commencement or escalation of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States or any of its territories, including but not limited to an act of terrorism,

•

any limitation (whether or not mandatory) by any governmental, regulatory or administrative agency or authority on, or any event, or any disruption or adverse change in the financial or capital markets generally or the market for loan syndications in particular, that, in our reasonable judgment, might affect the extension of credit by banks or other lending institutions in the United States,

•

any change in the general political, market, economic or financial conditions in the United States or abroad that could, in our reasonable judgment, have a material adverse effect on business, condition (financial or other), assets, income, operations or prospects or that of any of our subsidiaries, or otherwise materially impair in any way the contemplated future conduct of our business or that of any of our subsidiaries,

•	in the case of any of the foregoing existing at the time of the commencement of the tender offer, a material acceleration or worsening thereof, or

•

any decline in the market price of the shares or the Dow Jones Industrial Average or the Standard and Poor’s Index of 500 Industrial Companies or the New York Stock Exchange or the Nasdaq Composite Index by a material amount (including, without limitation, an amount greater than 10%) from the close of business on January 15, 2008;

•

legislation amending the Internal Revenue Code of 1986, as amended (the “Code”) has been passed by either the U.S. House of Representatives or the Senate or any committee thereof, the effect of which, in our reasonable judgment, would be to change the tax consequences of the transaction contemplated by the tender offer in any manner that would adversely affect us or any of our affiliates or stockholders;

•

a tender offer or exchange offer for any or all of the shares (other than this tender offer), or any merger, business combination or other similar transaction with or involving LookSmart or any of its subsidiaries or affiliates, shall have been proposed, announced or made by any person;

•	we learn that:

•

any entity, “group” (as that term is used in Section 13(d) (3) of the Exchange Act) or person has acquired or proposes to acquire beneficial ownership of more than 5% of our outstanding shares, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than as and to the extent disclosed in a Schedule 13D or Schedule 13G filed with the SEC on or before January 15, 2008);

•

any entity, group or person who has filed a Schedule 13D or Schedule 13G with the SEC on or before January 15, 2008 has acquired or proposes to acquire, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise, beneficial ownership of an additional 1% or more of our outstanding shares; or

•

any person, entity or group has filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire us or any of our shares, or has made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of our or their respective assets or securities;

•

any change or combination of changes shall have occurred or been threatened in the business, condition (financial or other), assets, income, operations, prospects or stock ownership of LookSmart or any of its subsidiaries, that in our reasonable judgment is or may reasonably be likely to be material and adverse to us or any of our subsidiaries or that otherwise materially impairs in any way the contemplated future conduct of our business or that of any of our subsidiaries;

•

any approval, permit, authorization, favorable review or consent of any governmental entity required to be obtained in connection with the tender offer shall not have been obtained on terms satisfactory to us in our reasonable judgment;

•	we reasonably determine that the completion of the tender offer and the purchase of the shares may:

•	cause the shares to be held of record by fewer than 400 persons, or

•	cause the shares to cease to be traded on Nasdaq or to be eligible for deregistration under the Exchange Act.

The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any of these conditions, and may be waived by us, in whole or in part, at any time and from time to time, before the expiration date, in its sole discretion. Our failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any of these rights, and each of these rights shall be deemed an ongoing right that may be asserted at any time and from time to time. Any determination or judgment by us concerning the events described above will be final and binding on all parties.

8.    Price Range of Shares.

Shares of our common stock are listed and principally traded on the NASDAQ Global Market under the symbol “LOOK.” The following table sets forth the high and low sales prices of our common stock on the NASDAQ Global Market based on published financial sources for each of the quarterly periods indicated.

	HIGH	LOW
Year 2005
First quarter	$10.55	$4.00
Second quarter	$4.75	$3.05
Third quarter	$4.65	$2.95
Fourth quarter	$4.50	$3.40

Year 2006
First quarter	$5.64	$3.87
Second quarter	$5.43	$3.24
Third quarter	$3.48	$2.25
Fourth quarter	$5.09	$2.78

Year 2007
First quarter	$5.45	$3.69
Second quarter	$4.30	$3.14
Third quarter	$4.50	$2.42
Fourth quarter	$3.48	$2.16

We publicly announced our intention to conduct a tender offer prior to the opening of trading on Nasdaq on December 19, 2007. On December 18, 2007, the last full trading day before such announcement, the reported closing price of our common stock on Nasdaq was $2.78 per share. We urge stockholders to obtain current quotations of the market price of our common stock.

9.    Source and Amount of Funds.

Assuming that 4,825,000 shares are purchased in the tender offer at a price between $3.40 and $4.15 per share, the aggregate purchase price will be between approximately $16.4 million and $20.0 million. We anticipate that we will use cash on hand to purchase all the shares tendered in the tender offer and to pay related fees and expenses.

10.    Information About LookSmart.

LookSmart, Ltd., a Delaware corporation, is an online advertising and technology company that provides relevant solutions for advertisers, publishers and consumers. LookSmart offers advertisers targeted, pay-per-click (PPC) search advertising and banners via a monitored ad distribution network; a customizable set of private-label solutions for publishers; and consumer websites and web tools.

Our executive offices are located at 625 Second Street, San Francisco, California 94107, and our telephone number is (415) 348-7000. You may find additional information on our website on the Internet address at www.LookSmart.com. The information contained on our web site or connected to our web site is not incorporated by reference into this offer to purchase and should not be considered part of this offer to purchase.

Additional Information. We are subject to the informational filing requirements of the Exchange Act, and, in accordance with these requirements, file periodic reports, proxy statements and other information with the SEC relating to our business, financial condition and other matters. We are required to disclose in these proxy statements certain information, as of particular dates, concerning our directors and executive officers, their compensation, securities granted to them, the principal holders of our securities and any material interest of such persons in transactions with us. Pursuant to Rule 13e-4(c)(2) under the Exchange Act, LookSmart has filed with the SEC an Issuer Tender Offer Statement on Schedule TO which includes additional information with respect to the tender offer. This material and other information may be inspected at the public reference facilities maintained by the SEC at Room 1580, 100 F Street, N.E., Washington, D.C. 20549. Copies of this material can also be obtained by mail, upon payment of the SEC’s customary charges, by writing to the Public Reference Room at MS 0102, 100 F Street, N.E., Washington, D.C. 20549. The SEC also maintains a web site on the Internet at www.sec.gov that contains reports, proxy and information statements and other information regarding registrants, including us, that file electronically with the SEC.

Incorporation by Reference. The rules of the SEC allow us to “incorporate by reference” information into this offer to purchase, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. This offer to purchase incorporates by reference the documents listed below (other than as noted below), including the financial statements and the notes related thereto contained in those documents, which have been filed previously with the SEC. These documents contain important information about us.

SEC Filings (File No. 000-26357)	Period or Date Filed
Annual Report on Form 10-K	Year ended December 31, 2006

Quarterly Reports on Form 10-Q	Quarterly periods ended March 31, 2007, June 30, 2007 and September 30, 2007

Current Reports on Form 8-K	Filed on February 27, 2007, March 2, 2007, April 11, 2007, June 8, 2007 (but only as to Item 5.02), June 11, 2007, July 16, 2007, August 1, 2007, August 7, 2007, September 4, 2007, September 6, 2007, September 13, 2007, October 12, 2007, November 7, 2007 (but not as to Item 2.02 or Exhibit 99.1), November 16, 2007, November 21, 2007, December 19, 2007, December 21, 2007 and December 27, 2007 (Form 8-K/A)

You can obtain copies of any of the documents incorporated by reference in this offer to purchase from us or from the SEC’s web site at www.sec.gov. You may request copies of these documents from us at no cost by writing or telephoning us at: Investor Relations Department, LookSmart, Ltd., 625 Second Street, San Francisco, California 94107 or (415) 324-7000. Please be sure to include your complete name and address in your request.

11.    Interests of Directors and Executive Officers; Transactions and Arrangements Concerning Shares; Material Arrangements.

Interests of Directors and Executive Officers. As of December 31, 2007, we had issued and outstanding approximately 22,924,615 shares of our common stock and exercisable options to purchase 1,794,075 shares of our common stock. The 4,825,000 shares we are offering to purchase under the tender offer represent approximately 21.0% of our outstanding shares as of December 31, 2007 and approximately 19.5% of our outstanding shares as of December 31, 2007 assuming exercise of the outstanding and exercisable stock options.

As of as of December 31, 2007, our directors and executive officers as a group (13 individuals) beneficially owned an aggregate of 882,777 shares of our common stock, representing approximately 3.7% of the total outstanding shares, computed in accordance with the requirements of the SEC described below. None of our directors or executive officers intends to tender any of his or her shares in the tender offer.

The following table sets forth, as of December 31, 2007, the aggregate number and percentage of shares of our common stock that were beneficially owned by our directors, executive officers and each person who beneficially owns 5% or more of our outstanding common stock, based on filings made with the SEC. For each listed person, shares beneficially owned and percentage ownership take into account shares issuable upon exercise of securities exercisable within 60 days of December 31, 2007, but do not assume the conversion or exercise of any equity securities of ours owned by any other person. Percentage ownership is based on 22,924,615 shares of our common stock outstanding as of December 31, 2007 and is computed in accordance with the requirements of the SEC. To our knowledge, except as otherwise noted below, each person included in the table has sole voting and investment power with respect to all shares of common stock shown as beneficially owned by such person, subject to community property laws, where applicable. The last column of the table reflects percentage ownership after giving effect to the tender offer, assuming we purchase 4,825,000 shares and that none of our directors, executive officers or persons who beneficially own 5% or more of our common stock tender any shares. None of our directors or executive officers intends to tender any of his or her shares in the tender offer, but we do not know whether any of the persons who beneficially own 5% or more of our common stock will tender shares in the tender offer.

Unless otherwise indicated below, the address of the persons listed is c/o LookSmart, Ltd., 625 Second Street, San Francisco, California 94107.

Name and Address of Beneficial Owner	Shares Beneficially Owned (1)	Percent Beneficially Owned Before Tender Offer	Percent Beneficially Owned After Tender Offer
Five Percent Stockholders
Sidus Investment Management LLC (2) 767 Third Avenue, 15th Floor New York, NY 10017	2,363,892	10.3%	13.1%

S Squared Technology LLC (3) 515 Madison Avenue New York, NY 10022	1,923,140	8.4%	10.6%

T. Rowe Price Associates, Inc. (4) 100 East Pratt Street Baltimore, MD 21202	1,282,500	5.6%	7.1%

Steven R. Becker (5) 300 Crescent Court, Suite 1111 Dallas, TX 75201	1,208,385	5.3%	6.7%

Named Executive Officers and Directors
William Bush (6)	12,500	*	*
Anthony Castagna	187,292	*	1.0%
Jean-Yves Dexmier	6,972	*	*
Teresa Dial	188,466	*	1.0%
Jonathan Ewert	9,375	*	*
Stacey Giamalis	75,407	*	*
Robert Brian Gibson	19,875	*	*
Ari Kaufman	9,875	*	*
Bert Knorr	52,769	*	*
Mark Sanders	81,703	*	*
Michael Schoen	64,061	*	*
Edward F. West	65,182	*	*
Timothy J. Wright (7)	109,300	*	*
All directors and executive officers as a group (13 persons)	882,777	3.7%	4.7%

*	Less than 1%.
(1)	Includes shares that may be acquired by the exercise of stock options granted under the Company’s stock option plans within 60 days of December 31, 2007. The number of shares subject to stock options exercisable within 60 days of December 31, 2007 for each of our directors and executive officers is shown below:

Anthony Castagna	187,292
Jean-Yves Dexmier	6,972
Teresa Dial	188,466
Jonathan Ewert	9,375
Stacey Giamalis	74,645
Robert Brian Gibson	18,875
Ari Kaufman	9,375
Bert Knorr	52,269
Mark Sanders	81,703
Michael Schoen	61,610
Edward F. West	65,182
Timothy J. Wright	100,300

(2)	This information is based solely on information provided in the Schedule 13D, dated August 20, 2007, filed with the SEC on August 23, 2007 jointly by Sidus Investment Management LLC, Sidus Investment Partners, L.P., Sidus Investments, Ltd., Sidus Double Alpha Fund, L.P., Sidus Double Alpha Fund, Ltd., Alfred V. Tobia, Jr. and Michael J. Barone. Each such person shares voting and dispositive power with respect to the listed shares.
(3)	This information is based solely on information provided in the Quarterly Report on Form 13F-HR for the quarter ended September 30, 2007, filed with the SEC on November 14, 2007 by S Squared Technology, LLC. S Squared Technology, LLC and S Squared Technology Partners, L.P. share voting and dispositive power with respect to the listed shares.
(4)	This information is based solely on information provided in the Quarterly Report on Form 13F-HR for the quarter ended September 30, 2007, filed with the SEC on November 14, 2007 by T. Rowe Price Associates, Inc. Of the total shares beneficially owned, T. Rowe Price Associates, Inc. reported having sole voting power with respect to 950,000 such shares and sole dispositive power with respect to 332,500 such shares.
(5)	This information is based solely on information provided as of December 7, 2007 in the Schedule 13G filed with the SEC on December 12, 2007 by Steven R. Becker. Mr. Becker reported beneficial ownership of the 1,208,385 shares for the accounts of SRB Greenway Capital, L.P. (“SRBGC”), SRB Greenway Capital (Q.P.), L.P. (“SRBQP”) and SRB Greenway Offshore Operating Fund, L.P. (“SRB Offshore”). SRB Management, L.P. is the general partner of SRBGC, SRBQP and SRB Offshore. BC Advisors, LLC (“BCA”) is the general partner of SRB Management, L.P. Mr. Becker is the sole member of BCA.
(6)	All 12,500 shares are owned by The 2006 Bush Family Trust dated 12/14/2006, of which Mr. Bush is the trustee.
(7)	Of the total shares beneficially owned by Mr. Wright, 4,000 shares are owned by The Timothy J. Wright Family Trust–1998 and Sam Sichko, the trustee of this trust, has sole voting and dispositive power over the 4,000 shares.

Recent Securities Transactions. Based on our records and information provided to us by our directors, executive officers, associates and subsidiaries, neither we nor, to the best of our knowledge, any of our affiliates, directors, executive officers or any director or executive officer of our subsidiaries, have effected any transactions in our common stock during the 60 days before the date of this offer to purchase, except as follows:

•

On November 20, 2007, the compensation committee of our board of directors granted stock options under our 2007 Equity Incentive Plan to certain of our executive officers. Each of these options vests in equal installments over 48 months and the exercise price for the underlying shares is $3.20 per share, which was the closing price of our common stock on Nasdaq on the date of grant. Each of the following executive officers was granted an option to purchase the following number of shares: Jonathan Ewert, 150,000 shares; Stacey Giamalis, 125,000 shares; Robert Brian Gibson, 50,000 shares; Ari Kaufman, 150,000 shares; Bert Knorr, 25,000 shares and 100,000 shares; Michael Schoen, 125,000 shares.

•

On November 30, 2007, each of the following executive officers purchased shares under the 1999 Employee Stock Purchase Plan at a purchase price of $2.465 per share: Robert Brian Gibson, 500 shares; Ari Kaufman, 500 shares; Michael Schoen, 416 shares.

•

On December 28, 2007, The 2006 Bush Family Trust dated 12/14/2006, of which William Bush is the trustee, purchased a total of 7,500 shares on the open market. Of these shares, 200 shares were purchased at $3.23 per share, 100 shares were purchased at $3.24 per share and 7,200 shares were purchased at $3.25 per share.

•

On December 31, 2007, our board of directors granted stock options under our 2007 Equity Incentive Plan to certain of our non-employee directors. Each of these options fully vested on the date of grant and the exercise price for the underlying shares is $3.19 per share, which was the closing price of our common stock on Nasdaq on the date of grant. Each of the following directors was granted an option to purchase the following number of shares: Anthony Castagna, 11,050 shares; Teresa Dial, 8,934 shares; Mark Sanders, 14,577 shares; Timothy Wright, 10,815 shares.

•

On January 7, 2008, the compensation committee of our board of directors granted an option to purchase 200,000 shares under our 2007 Equity Incentive Plan to William Bush at an exercise price of $3.37 per share, which was the closing price of our common stock on Nasdaq on the date of grant. The option vests over four years, with twenty-five percent (25%) of the underlying shares vesting on December 20, 2008, which is the first anniversary of Mr. Bush’s employment start date, and one forty-eighth (1/48th) of the underlying shares vesting each month thereafter.

Equity-Based Compensation. We maintain the following equity incentive plans: the LookSmart 2007 Equity Incentive Plan (“2007 Plan”), the LookSmart Amended and Restated 1998 Stock Plan (“1998 Plan”), the Zeal Media, Inc. 1999 Stock Plan (“Zeal Plan”), and the WiseNut, Inc. 1999 Stock Incentive Plan (“WiseNut Plan”). The 2007 Plan and the 1998 Plan have been approved by our stockholders. We do not issue any awards under the Zeal Plan or the WiseNut Plan; we assumed all options outstanding under these plans when we acquired Zeal Media, Inc. and WiseNut, Inc. in October 2000 and April 2002, respectively. Our 1998 Plan expired on December 17, 2007. Under the 2007 Plan, we may grant awards to employees, including officers, directors and consultants of LookSmart and our affiliates. As of December 31, 2007, 4,341,044 options were outstanding and 1,975,908 shares remained available for issuance under our 2007 Plan.

We also maintain the LookSmart 1999 Employee Stock Purchase Plan (“ESPP”). As of December 31, 2007, a total of 70,016 shares remained available for issuance under the ESPP.

Please see our periodic reports and proxy statements filed with the SEC for detailed descriptions of our equity incentive and stock purchase plans. In addition, copies of these plans have been filed with the SEC.

Other Arrangements Concerning Shares. On November 15, 2007, we entered into a Preferred Shares Rights Agreement (the “Rights Agreement”) with Mellon Investor Services LLC, as Rights Agent. On November 7, 2007, the Board of Directors of the Company declared a dividend of one preferred share purchase right (a “Right”) for each outstanding share of our common stock. The dividend was paid on November 20, 2007 to the stockholders of record on that date. Each Right entitles the registered holder to purchase from us one one-thousandth of a share of our Series A Participating Preferred Stock at an exercise price of $12.50 per share in the event a person becomes an Acquiring Person (as defined in the Rights Agreement) or a third party makes a tender offer or exchange offer which, if consummated, would result in that party becoming an Acquiring Person. The Rights expire on November 7, 2010.

Arrangements with Affiliates, Directors and Executive Officers. We do not have any present or proposed material agreement, arrangement or relationship with our affiliates, directors or executive officers, except as described in this offer to purchase, including the following arrangements:

•

In October 2007, the compensation committee of our board of directors approved a change of control/severance policy that under certain conditions may provide a cash payment, payment of health insurance premiums and vesting of unvested stock options to our executive officers. Pursuant to this policy, if we experience a change of control and within 12 months thereafter the executive officer’s employment is terminated without cause or he or she resigns for good reason, then the executive officer would receive a cash payment representing 6, 9 or 12 months’ worth of his or her cash compensation, depending upon his or her position with us, and we would pay on his or her behalf, health insurance premiums under COBRA for the same number of months after such a termination or resignation. Such cash payments to an executive officer would be made within 5 business days after such a termination or resignation. In addition, if we experience a change of control and within 12 months thereafter the executive officer's employment is terminated without cause or he or she resigns for good reason, then all of the executive officer's then-unvested stock options shall immediately vest. If an executive officer is terminated for cause at any time, or resigns without good reason at any time, that executive officer will not be entitled to any benefits under this policy. This policy applies to the following of our officers: William Bush, our Chief Financial Officer; Jonathan Ewert, our Vice President and General

Manager, Advertising Networks; Stacey Giamalis, our Senior Vice President Legal and Human Resources and General Counsel; Ari Kaufman, our Vice President and General Manager, Publisher Services; Bert Knorr, our Vice President, Technology; Michael Schoen, our Vice President, Product.

•

In September 2007, we entered into an employment offer letter with Edward West, our Interim Chief Executive Officer and President, which provides for a base salary of $300,000 per annum, eligibility to earn annual incentive compensation under the Company’s Executive Team Incentive Plan equal to 50% of Mr. West’s base salary for achievement of 100% plan performance and up to 100% of Mr. West’s base salary for achievement of above-plan performance, each to be prorated for 2007 performance based on period of employment during 2007, and the standard employee benefits package provided by LookSmart. In addition, the Company agreed to grant Mr. West an option to purchase 450,000 shares (“Option Shares”), subject to approval by the board of directors or compensation committee, which would vest in equal monthly installments over a 24-month period commencing on Mr. West’s employment start date. In the event of a change of control and termination of Mr. West’s employment without cause or his resignation for good reason within 12 months thereafter, all of Mr. West’s then-unvested Option Shares will vest and become immediately exercisable. In addition, in the event Mr. West is terminated without cause or resigns for good reason, LookSmart will provide a severance package consisting of (a) an amount equal to 100% of Mr. West’s then-current annual base salary, (b) an amount equal to the greater of (i) 100% of his annual incentive compensation for the year in which the Change of Control occurs or (ii) 100% of his annual incentive bonus for the year prior to which the termination occurs, and (c) up to 12 months of continued health insurance from the date of termination for Mr. West and his eligible dependents. In each case, the severance payment will be payable in one lump sum within five (5) business days of his termination.

•

In February 2007, we adopted a 2007 Executive Team Incentive Plan for our executive officers under which, depending on our performance and the individual performance of our executive officers in 2007, eligible executive team members may receive cash incentive payments. Seventy percent (70%) of the target bonus will be paid out based on Company performance criteria and thirty percent (30%) based on individual performance.

•

We maintain a 401(k) plan for our employees and we match employee contributions to our 401(k) plan up to a maximum of $3,000, and such contributions vest fifty percent (50%) after the first year of employment and vest one hundred percent (100%) after the second year of employment.

•

We have entered and will enter into indemnification agreements with our directors and officers providing for indemnification of each director and officer against expenses incurred in connection with any action or investigation involving the director or officer by reason of his or her position with us (or with another entity at our request). Our directors and officers will also be indemnified for costs, including judgments, fines and penalties, indemnifiable under Delaware law or under the terms of any current or future liability insurance policy maintained by us that covers our directors and officers. A director or officer involved in a derivative suit will be indemnified for expenses and amounts paid in settlement. Indemnification is dependent in each instance on the director or officer meeting the standards of conduct set forth in the indemnity agreements.

Please see our periodic and current reports and proxy statements filed with the SEC for detailed descriptions of the arrangements disclosed above. In addition, copies of the agreements or forms of the agreements disclosed above have been filed with the SEC.

12.    Effects of the Tender Offer on the Market for Shares; Registration under the Exchange Act.

Our purchase of shares under the tender offer will reduce the number of our shares that might otherwise be traded publicly and may reduce the number of our stockholders. These reductions may reduce the volume of trading in our shares, making it more difficult to buy or sell significant amounts of our shares without affecting the market price, and may result in lower stock prices and reduced liquidity in the trading of our shares following completion of the tender offer. As of December 31, 2007, we had issued and outstanding approximately 22,924,615 shares of our common stock. The 4,825,000 shares that we are offering to purchase pursuant to the tender offer represent approximately 21% of the shares of common stock outstanding as of that date. Stockholders may be able to sell non-tendered shares in the future on Nasdaq or otherwise, at a net price higher or lower than the purchase price in the tender offer. We can give no assurance, however, as to the price at which a stockholder may be able to sell such shares in the future.

We anticipate that there will be a sufficient number of shares outstanding and publicly traded following completion of the tender offer to ensure a continued trading market for the shares. Based upon published guidelines of Nasdaq, we do not believe that our purchase of shares under the tender offer will cause the remaining outstanding shares of our common stock to be delisted from Nasdaq.

The shares are currently “margin securities” under the rules of the Board of Governors of the Federal Reserve System. This classification has the effect, among other things, of allowing brokers to extend credit to their customers using the shares as collateral. We believe that, following the purchase of shares under the tender offer, the shares remaining outstanding will continue to be margin securities for purposes of the Federal Reserve Board’s margin rules and regulations.

The shares are registered under the Exchange Act, which requires, among other things, that we furnish certain information to our stockholders and the SEC and comply with the SEC’s proxy rules in connection with meetings of our stockholders. We believe that our purchase of shares under the tender offer will not result in the shares becoming eligible for deregistration under the Exchange Act.

13.    Legal Matters; Regulatory Approvals.

Except as described above, we are not aware of any license or regulatory permit that appears material to our business that might be adversely affected by our acquisition of shares as contemplated by the tender offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for the acquisition of shares by us as contemplated by the tender offer. Should any approval or other action be required, we presently contemplate that we will seek that approval or other action. We are unable to predict whether we will be required to delay the acceptance for payment of or payment for shares tendered under the tender offer pending the outcome of any such matter. There can be no assurance that any approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition. Our obligations under the tender offer to accept for payment and pay for shares is subject to various conditions. See Section 7.

14.    Material U.S. Federal Income Tax Consequences.

The following summary describes the material United States federal income tax consequences relevant to the tender offer. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed Treasury Regulations, administrative pronouncements and judicial decisions, all as in effect as of the date hereof and all of which are subject to change, possibly with retroactive effect.

TO ENSURE COMPLIANCE WITH TREASURY DEPARTMENT CIRCULAR 230, STOCKHOLDERS ARE HEREBY NOTIFIED THAT: (A) ANY DISCUSSION OF UNITED STATES FEDERAL TAX ISSUES IN THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, BY STOCKHOLDERS FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON STOCKHOLDERS UNDER THE INTERNAL REVENUE CODE; (B) SUCH DISCUSSION IS WRITTEN IN SUPPORT OF THE PROMOTION OR MARKETING OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN; AND (C) STOCKHOLDERS SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

This discussion addresses only stockholders who hold their shares as capital assets for United States federal income tax purposes. This discussion does not purport to consider all aspects of United States federal income taxation that might be relevant to stockholders in light of their particular circumstances and does not apply to holders subject to special treatment under the United States federal income tax laws (such as, for example, financial institutions, dealers in securities or commodities, traders in securities who elect to apply a mark-to-market method of accounting, insurance companies, tax-exempt organizations, former citizens or residents of the United States, persons who hold shares as part of a hedge, straddle, constructive sale or conversion transaction, and persons who acquired their shares through the exercise of employee stock options or otherwise as compensation). This discussion does not address any state, local or foreign tax consequences of participating in the tender offer, nor does it address any United States federal tax considerations other than those pertaining to the United States federal income tax.

We have not sought, nor do we expect to seek, any ruling from the Internal Revenue Service with respect to the matters discussed below. There can be no assurances that the Internal Revenue Service will not take a different position concerning the tax consequences of the sale of shares to LookSmart pursuant to the tender offer or that any such position would be sustained.

As used herein, a “U.S. Holder” means a beneficial owner of shares that is, for United States federal income tax purposes, (i) a citizen or resident of the United States, (ii) a corporation (or entity treated as a corporation for United States federal income tax purposes) created or organized under the laws of the United States, any State thereof or the District of Columbia, (iii) a trust (a) whose administration is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to make all substantial decisions, or (b) that has a valid election in effect to be treated as a U.S. person, or (iv) an estate, the income of which is subject to United States federal income taxation regardless of its source. As used herein, a “Non-U.S. Holder” means a beneficial owner of shares that is neither a U.S. Holder nor an entity or arrangement treated as a partnership for United States federal income tax purposes.

The United States federal income tax treatment of a person that is a partner of an entity or arrangement treated as a partnership for United States federal income tax purposes that holds our shares generally will depend on the status of the partner and the activities of the partnership. Partners in partnerships holding our shares should consult their tax advisors.

Non-U.S. Holders should consult their tax advisors regarding the United States federal income tax consequences and any applicable foreign tax consequences of the tender offer and should also see Section 3 for a discussion of the applicable United States withholding rules and the potential for obtaining a refund of all or a portion of any tax withheld.

All stockholders should consult their tax advisors to determine the particular tax consequences to them of participating in the tender offer.

A sale of shares for cash pursuant to the tender offer will be a taxable transaction for United States federal income tax purposes. A U.S. Holder who participates in the tender offer will, depending on such U.S. Holder’s particular circumstances, be treated either as recognizing gain or loss from the disposition of the shares or as receiving a distribution from us with respect to our stock.

Sale or Exchange Treatment. Under Section 302 of the Code, a U.S. Holder will recognize gain or loss on sale of shares to us for cash pursuant to the offer if the sale:

•	results in a “complete termination” of such U.S. Holder’s ownership of stock in us,

•	results in a “substantially disproportionate” redemption with respect to such U.S. Holder, or

•	is “not essentially equivalent to a dividend” with respect to the U.S. Holder.

In applying each of the Section 302 tests described above, a U.S. Holder must take account of shares that such U.S. Holder constructively owns under detailed attribution rules set forth in the Code, which generally treat the U.S. Holder as owning shares owned by certain related individuals and entities, and shares that the U.S. Holder has the right to acquire by exercise of an option, warrant or right of conversion. U.S. Holders should consult their tax advisors regarding the application of the constructive ownership rules to their particular circumstances.

A sale of shares pursuant to the tender offer will result in a “complete termination” if either (i) the U.S. Holder owns none of our shares, either actually or constructively, after the shares are sold pursuant to the tender offer, or (ii) the U.S. Holder does not actually own any of our shares immediately after the sale of shares pursuant to the tender offer and, with respect to shares constructively owned, is eligible to waive, and effectively waives, constructive ownership of all such shares. U.S. Holders wishing to satisfy the “complete termination” test through waiver of attribution should consult their tax advisors.

A sale of shares pursuant to the tender offer will result in a “substantially disproportionate” redemption with respect to a U.S. Holder if the percentage of the then outstanding shares actually and constructively owned by such U.S. Holder immediately after the sale is less than 80% of the percentage of the shares actually and constructively owned by such U.S. Holder immediately before the sale. If a sale of shares pursuant to the tender offer fails to satisfy the “substantially disproportionate” test, the U.S. Holder may nonetheless satisfy the “not essentially equivalent to a dividend” test.

A sale of shares pursuant to the tender offer will satisfy the “not essentially equivalent to a dividend” test if it results in a “meaningful reduction” of the U.S. Holder’s proportionate interest in us. A sale of shares that actually reduces the percentage of our outstanding shares owned, directly or constructively, by such Holder would likely be treated as a “meaningful reduction” even if the percentage reduction is relatively minor if that U.S. Holder does not exercise any control over or participate in the management of our corporate affairs. Any person that has an ownership position that allows some exercise of control over or participation in the management of corporate affairs will not satisfy the meaningful reduction test unless that persons ability to exercise control over or participate in management of corporate affairs is materially reduced or eliminated.

U.S. Holders should also be aware that the manner in which we will select the shares to be repurchased pursuant to the tender offer may affect whether the sale of the tendered shares pursuant will meet any of the Section 302 tests. U.S. Holders should consult their tax advisors regarding whether to make a conditional tender of a minimum number of shares, and the appropriate calculation thereof. See Section 6 for information regarding the option to make a conditional tender of a minimum number of shares. In addition, substantially contemporaneous dispositions or acquisitions of shares by a U.S. Holder or a related person that are part of a plan viewed as a integrated transaction with the tender offer may be taken into account in determining whether any of the Section 302 tests described above are satisfied.

If a U.S. Holder satisfies any of the Section 302 tests described above, the U.S. Holder will recognize gain or loss in an amount equal to the difference, if any, between the amount of cash received and such U.S. Holder’s tax basis in the shares exchanged. Any such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the holding period of the shares exceeds one year as of the date of the exchange. Gain or loss must be determined separately for each block of shares. Specified limitations apply to the deductibility of capital losses by U.S. Holders.

Distribution Treatment. If a U.S. Holder does not satisfy any of the Section 302 tests described above, the entire amount of cash received by such U.S. Holder pursuant to the tender offer will be treated as a dividend to the extent of the Holder’s allocable portion of our current or accumulated earnings and profits, as determined under United States federal income tax principles. The amount of any distribution in excess of our current or accumulated earnings and profits, if any, would be treated as a non-taxable return of investment to the extent, generally, of the U.S. Holder’s basis in the shares surrendered. If the portion not treated as a dividend exceeds the

U.S. Holder’s basis in the shares surrendered, any such excess will be treated as capital gain from the sale of exchange of the surrendered shares. Any such gain will be capital gain and will be long-term capital gain if the holding period of the shares exceeds one year as of the date of the exchange.

Provided certain holding period and other requirements are satisfied, non-corporate U.S. Holders generally will be subject to U.S. federal income tax at a maximum rate of 15% on amounts treated as a dividend. Such a dividend will be taxed in its entirety, without reduction for the U.S. Holder’s tax basis of the shares exchanged. To the extent that a purchase of a U.S. Holder’s shares by us in the tender offer is treated as the receipt by the U.S. Holder of a dividend, the U.S. Holder’s remaining adjusted basis (reduced by the amount, if any, treated as a return of capital) in the purchased shares will be added to any shares retained by the U.S. Holder.

To the extent that cash received in exchange for shares is treated as a dividend to a corporate U.S. Holder, (i) it may be eligible for a dividends-received deduction and (ii) it may be subject to the “extraordinary dividend” provisions of the Code. Corporate U.S. Holders should consult their tax advisors concerning the availability of the dividends-received deduction and the application of the “extraordinary dividend” provisions of the Code in their particular circumstances.

See Section 3 with respect to the application of United States federal income tax withholding and back-up withholding tax to payments made pursuant to the tender offer.

The discussion set forth above is for general information only. We urge you to consult your tax advisor to determine the particular tax consequences to you of the tender offer, including the applicability and effect of any state, local and foreign tax laws.

15.    Extension of the Tender Offer; Termination; Amendment.

We expressly reserve the right, in our sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 7 shall have occurred or shall be deemed by us to have occurred, to extend the period of time during which the tender offer is open and thereby delay acceptance for payment of, and payment for, any shares by giving oral or written notice of the extension to the depositary and making a public announcement of the extension. We also expressly reserve the right, in our sole discretion, to terminate the tender offer and not accept for payment or pay for any shares not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for shares upon the occurrence of any of the conditions specified in Section 7 by giving oral or written notice of termination or postponement to the depositary and making a public announcement of termination or postponement. Our reservation of the right to delay payment for shares that we have accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of a tender offer. Subject to compliance with applicable law, we further reserve the right, in our sole discretion, and regardless of whether any of the events set forth in Section 7 shall have occurred or shall be deemed by us to have occurred, to amend the tender offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the tender offer to holders of shares or by decreasing or increasing the number of shares being sought in the tender offer. We may amend the tender offer at any time and from time to time by public announcement, which announcement, in the case of an extension, will be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced expiration date. We will disseminate promptly to stockholders any public announcement made under the tender offer in a manner reasonably designed to inform stockholders of the change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we shall have no obligation to publish, advertise or otherwise communicate any public announcement other than by making a release through PR Newswire or another comparable news service.

If we materially change the terms of the tender offer or the information concerning the tender offer, we will extend the tender offer to the extent required by Rules 13e-4(d)(2), 13e-4(e)(3) and 13e-4(f)(1) promulgated under the Exchange Act. These rules and certain related releases and interpretations of the SEC provide that the minimum period during which a tender offer must remain open following material changes in the terms of the tender offer or information concerning the tender offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of the terms or information. If we undertake any of the following actions:

•	increase or decrease the range of prices to be paid for the shares;

•	increase the number of shares being sought in the tender offer, and such increase exceeds 2% of our outstanding shares;

•	decrease the number of shares being sought in the tender offer; or

•	increase or decrease the fees to be paid to the dealer manager,

and the tender offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that we first publish, send or give notice of any such increase or decrease, we will extend the offer until the expiration of 10 business days from the date that we first publish, send or give notice of any such increase or decrease.

16.    Fees and Expenses.

We have retained Craig-Hallum Capital Group LLC (“Craig-Hallum”) to act as our financial advisor and dealer manager in connection with the tender offer. In its role as dealer manager, Craig-Hallum may contact brokers, dealers and similar entities and may provide information regarding the tender offer to those that it contacts or persons that contact it. In addition, Craig-Hallum has given us advice with respect to the tender offer and will receive compensation in connection with the tender offer. Our arrangement with Craig-Hallum provides for reasonable and customary compensation. We have also agreed to reimburse Craig-Hallum for reasonable out-of-pocket expenses incurred in connection with the offer, including reasonable fees and expenses of counsel, and to indemnify Craig-Hallum against various liabilities in connection with the tender offer, including liabilities under the federal securities laws. Craig-Hallum, in the ordinary course of its business purchases and/or sells our securities, including the shares, for its own account and for the account of its customers. As a result, Craig-Hallum at any time may own certain of our shares and may tender shares for its account.

Craig-Hallum may in the future provide various investment banking and other services to us, for which it would receive customary compensation from us.

We have retained MacKenzie Partners, Inc. to act as information agent and Mellon Investor Services LLC. to act as depositary in connection with the tender offer. The information agent may contact holders of shares by mail, telephone, telegraph and in person and may request that brokers, dealers, commercial banks, trust companies and other nominee stockholders forward materials relating to the offer to beneficial owners. The information agent and the depositary will each receive reasonable and customary compensation for their services, will be reimbursed by us for specified reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the offer, including certain liabilities under the federal securities laws.

We will not pay fees or commissions to any broker, dealer, commercial bank, trust company or other person for soliciting any shares under the offer, other than as described above. We will, however, on request, reimburse brokers, dealers, commercial banks, trust companies and other persons for customary handling and mailing expenses incurred in forwarding the tender offer and related materials to the beneficial owners for when they act as nominees. No broker, dealer, commercial bank or trust company has been authorized to act as our agent or as an agent of our dealer manager, information agent or depositary for purposes of the tender offer. We will pay, or cause to be paid, any stock transfer taxes on our purchase of shares, except as otherwise provided in this offer to purchase and in Instruction 9 of the related letter of transmittal.

17.    Miscellaneous.

We are not aware of any jurisdiction where the making of the tender offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the tender offer or the acceptance of shares pursuant thereto is not in compliance with applicable law, we will make a good faith effort to comply with the applicable law. If, after such good faith effort, we cannot comply with the applicable law, we will not make the tender offer to (nor will tenders be accepted from or on behalf of) the holders of shares residing in that jurisdiction.

Pursuant to Rule 13e-4(c)(2) under the Exchange Act, we have filed with the SEC an Issuer Tender Offer Statement on Schedule TO, which contains additional information with respect to the tender offer. The Schedule TO, including the exhibits and any amendments and supplements thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 10 with respect to information concerning us.

We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your shares in the tender offer. We have not authorized any person to give any information or to make any representation in connection with the tender offer other than those contained in this offer to purchase or the related letter of transmittal. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us, the information agent or the dealer manager.

The letter of transmittal and share certificates and any other required documents should be sent or delivered by each stockholder or that stockholder’s broker, dealer, commercial bank, trust company or nominee to the depositary at one of its addresses set forth below.

The depositary for the tender offer is:

MELLON INVESTOR SERVICES LLC

By Mail:	By Hand or By Overnight Delivery:
Mellon Investor Services LLC Attn: Corporate Actions Dept., 27th Floor P.O. Box 3301 South Hackensack, NJ 07606	Mellon Investor Services LLC Attn: Corporate Actions Dept., 27th Floor 480 Washington Boulevard Jersey City, NJ 07310

By Facsimile:

For Eligible Institutions Only

(412) 209-6443

Confirm Facsimile Receipt

by telephone:

(201) 680-4860

Please direct any questions or requests for assistance and any requests for additional copies of this offer to purchase, the letter of transmittal or the notice of guaranteed delivery to the information agent or the dealer manager at the respective telephone number or address set forth below. Stockholders also may contact their broker, dealer, commercial bank, trust company or nominee for assistance concerning the tender offer. Please contact the depositary to confirm delivery of shares.

The information agent for the tender offer is:

105 Madison Avenue

New York, New York 10016

(212) 929-5500 (Call Collect)

or

Call Toll-Free (800) 322-2885

Email: tenderoffer@mackenziepartners.com

The dealer manager for the tender offer is:

225 South Ninth Street, Suite 350

Minneapolis, MN 55402

(612) 334-6300

E-mail: jpeterson@craig-hallum.com

or

Call Toll Free (800) 752-1476